Exhibit 10.1

SEPARATION AGREEMENT
AND
GENERAL RELEASE

TO: GUY FRANKENFIELD

     A special Severance Package will be made available to you by Global Energy Group, Inc. (referred to herein as the “Company”) in connection with the separation of your employment with the Company effective May 17, 2004, provided you agree to the terms of this Agreement and General Release.

I.	The following Agreement is made between the Company and Guy Frankenfield (“Employee,” “you” or “I”). Unless the Company and you enter into this Separation Agreement and General Release, you do not have any right to any of the benefits described in this document. However, in consideration for your agreeing to these terms, as described below, the Company will provide you with the following:

•	Special Compensation and Benefits

Severance pay equal to three (3) months of your current salary of $9,166.66 per month, less standard withholding, payable in accordance with the standard payroll practices of the Company within 30 days of the Effective Date (as defined in Section IX below).

To the extent the Company currently pays your health and dental insurance coverage, the Company shall continue to make such payments for three (3) months from the Effective Date.

To the extent Employee’s right to exercise any options granted by the Company to Employee shall be affected by Employee’s separation of employment with the Company, the Company agrees to extend Employee’s right to exercise such options for an additional three (3) months.

II.	In return for the benefits listed in this Agreement, Employee agrees to the following:

I agree, on behalf of myself and all of my heirs or personal representatives, to release the Company, all of the Company’s affiliates, including parent companies and subsidiaries,

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and all of the Company’s present or former officers, directors, agents, employees, shareholders, employee benefit programs, and the trustees, administrators, fiduciaries and insurers of such programs, from any and all claims for relief of any kind, whether known to me or unknown, which in any way arise out of or relate to my employment or the separation of my employment with Company, and concerning events occurring at any time up to the date of this Agreement including, but not limited to, any and all claims of discrimination of any kind and any and all contractual, tort or other common law claims, whether legal or equitable. This settlement and waiver includes all such claims, whether under any applicable federal laws, including, but not limited to, the federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, or under any applicable state or local laws or ordinances or any other legal restrictions on the Company’s rights, including the Florida Civil Rights Act. However, this release does not give up my rights, if any, to COBRA benefits or any vested 401(k) or pension monies. I further agree not to file a suit of any kind against the Company, its officers, employees, directors, affiliates, agents, parent companies, or subsidiaries relating to my employment, including the separation thereof, or to participate voluntarily in any employment-related claim brought by any other party against the Company, its officers, directors, employees, agents, affiliates, parent companies, or subsidiaries. Even if a court rules that I may file a lawsuit against the Company arising from my employment, I agree not to accept any money damages or any other relief in connection with any such lawsuit. I understand that this Agreement and General Release effectively waives any right I might have to sue the Company, its officers, directors, employees, agents, shareholders, affiliates, parent companies, or subsidiaries for any claim arising out of my employment or the termination thereof.

III.	I expressly agree and acknowledge that this Separation Agreement and Release are intended to include in their effect, without limitation, all claims relating in any manner to my employment with the Company, including the separation thereof, that I do not know or suspect to exist in my favor at this time.

IV.	While I understand that I have had such an obligation since I began my employment with the Company, I confirm that I shall not disclose any of the Company’s trade secrets or other confidential or restricted information and shall not make use of such trade secrets or confidential or restricted information in any fashion at any time. Further, I agree not to misrepresent or disclose to anyone the terms of this Agreement, except as may be required by law. I understand that my obligation to keep this Agreement confidential shall not preclude me from informing my spouse, attorney, accountant or tax advisor, and I acknowledge that any such person must agree not to further disclose the terms of this Agreement.

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V.	I warrant that I have returned to John Bailey all company property in my possession, including, but not limited to, company files, work product, computer equipment, computer software, cell phones, pagers, corporate credit cards, identification cards, manuals, price lists, customer lists, company documents and company keys. I further agree to cooperate with the Company to ensure my compliance with this Section.

VI.	In consideration of your release of any and all claims arising out of your employment or the separation thereof, the Company agrees to release you from any and all claims the Company might have against you arising out of your employment up to the date of this Agreement, excluding any claim the Company may have against you based on your retention of, or failure to return, company property or trade secret or confidential information or your violation of this Agreement or for the non-competition and non-solicitation provisions of that certain Employment Agreement between you and the Company dated as of January 1, 2004, which provisions include but are not limited to Section 5.1 and 5.2 of the Employment Agreement.

VII.	The Company and Employee mutually covenant and agree that they shall not, directly or indirectly, orally, in writing or through electronic publication or through any other person or entity, make or publish any disparaging remarks to any third party about the other party to this Agreement, their subsidiaries or affiliates and/or the respective business practices of the other party to this Agreement, their subsidiaries or affiliates, including without limitation, any disparaging remarks related to the reputation, products, services or employees of the other party to this Agreement, their subsidiaries or affiliates, as applicable. Employee also covenants and agrees not to interfere with or disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company, on the one hand, and any supplier, customer, employee or contractor of the Company, on the other hand.

VIII.	This Separation Agreement and General Release does not constitute an admission of any kind by Company, but is simply an accommodation which offers certain extra benefits to which I would not otherwise be entitled in return for my agreeing to and signing this document.

IX.	I am entering into this Agreement freely and voluntarily. I have carefully read and understand all of the provisions of this Agreement, and I acknowledge that I have had sufficient time to consider this Agreement. I understand that it sets forth the entire agreement between me and Company and I represent that no other statements, promises, or commitments of any kind, written or oral, have been made to me by Company, or any of its agents, to cause me to accept it. I acknowledge that I have been advised to consult legal counsel concerning this Agreement prior to signing the Agreement, and that I have had sufficient opportunity to do so. I understand that I may have up to twenty-one (21) days from the date of this letter to consider this Agreement. I understand that if I sign this Agreement, I will then have seven (7) days to cancel it if I so choose. I may cancel this Agreement by delivering a written notice of cancellation to John Bailey. However, if

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I elect to cancel this Agreement, I understand I will not be entitled to any of these benefits and compensation. I realize this Agreement is not effective or enforceable until the seven-day period expires without revocation. I understand that this Agreement will not become effective until the eighth day after I sign the Agreement without revocation (the “Effective Date”). I understand that the Company will have no duty to pay me or provide to me the compensation and benefits listed in the Special Compensation and Benefits Section until the Effective Date of this Agreement. I acknowledge acceptance of this Agreement by my signature below:

Date	Employee Signature

Agreed to and accepted on behalf of Global Energy Group, Inc.:

BY:
Date
ITS:

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